UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2003

TECHE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	002-89561	72-1008552
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

606 South Main Street

St. Martinville, Louisiana  70582

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:   (337) 394-9726

ITEM 5.           OTHER EVENTS.

On October 27, 2003, Teche Bancshares, Inc., St. Martinville, Louisiana (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KSB Bancorp, Inc., Kaplan, Louisiana (“KSB”), providing for the merger of the Company with and into KSB (the “Merger”).  Completion of the Merger is subject to a number of terms and conditions, including the receipt of all required regulatory approvals and the approval of the shareholders of each of the Company and KSB.

As a result of the Merger, each share of Company stock that qualifies as a Teche Bancshares Cash Share (as defined in the Merger Agreement) will be converted into cash in the amount of $210.00 per share at the effective time of the Merger.  All other shares of Company stock will be converted into shares of KSB common stock at an exchange ratio that would result in shareholders of the Company owning approximately 27% of KSB following the Merger.

As a result of the Merger, each share of KSB common stock that qualifies as KSB Bancorp Qualifying Share (as defined in the Merger Agreement) will remain outstanding and continue to represent one share of KSB common stock.  All other shares of KSB common stock will be converted into cash in the amount of $11.25 per share at the effective time of the Merger.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Forward-Looking Statements

Certain statements contained in this report that are not historical facts including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “anticipate”, “predict”, “plan”, “estimate” or “continue” or the negative thereof or other variations thereon, or comparable terminology, are forward-looking statements within the meaning of the Private Security Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements in this report may differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are the risks and uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of October 27, 2003, by and between Teche Bancshares, Inc. and KSB Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHE BANCSHARES, INC.

Dated: October 27, 2003	By:	/s/ Alcee J. Durand
Alcee J. Durand
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of October 27, 2003, by and between Teche Bancshares, Inc. and KSB Bancorp, Inc.